Brooks Automation, Inc. 15 Elizabeth Drive Chelmsford, MA 01824	Tel (978) 262-2400 Fax (978) 262-2500 www.brooks.com

FINAL

Contact:
Mark Chung
Director of Investor Relations
Brooks Automation, Inc.
Telephone: (978) 262-2459
mark.chung@brooks.com

Brooks Automation Announces Accelerated Vesting of Certain Underwater Stock Options

CHELMSFORD, MA, Dec. 28, 2004 — Brooks Automation, Inc (NASDAQ: BRKS), which develops and produces hardware, software and systems that enable manufacturing efficiencies for the semiconductor and other complex manufacturing industries, today announced it has accelerated the vesting of certain unvested stock options awarded to employees, officers and other eligible participants under the Company’s various stock option plans, other than its 1993 Non-Employee Director Stock Option Plan, which had exercise prices that were under water as of market close on December 23, 2004 . Options to purchase approximately 1.3 million shares became exercisable immediately as a result of the vesting acceleration. The Company is taking this action because it may produce a more favorable impact on the Company’s results from operations in light of the recent announcement of the effectiveness of FAS123® later in 2005.

Safe Harbor Statement under Section 21E of the Securities Exchange Act of 1934. Some statements in this press release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks to experience financial results that differ materially from our expectations. These statements are based on current management expectations and analysis. These forward-looking statements include all statements regarding the accounting treatment for stock options, the estimated impact of the acceleration of vesting on compensation expense or otherwise and all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, the possibility that the acceleration of vesting referred to in this release will be determined to be “non-substantive”; with the result that the Company will be required to recognize share-based compensation expense in amounts that may be greater or less than those specified above in the quarterly period ended December 31 or in future periods and which may require a restatement of previously reported earnings; the possibility that subsequent pronouncements or interpretations of the FASB or other regulatory bodies may alter the accounting treatment prescribed for stock options; as well as other risk factors detailed in the Company’s filings with the SEC, including but not limited to our Annual Report on Form 10-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected, which could materially, adversely affect the Company’s results of operations and market price of its common stock. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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